Exhibit 4.1

U.S. BANK, NATIONAL ASSOCIATION

As trustee (the “Trustee”) under the Indenture, dated as of February 26, 2013, among MVC Capital, Inc., a Delaware corporation (the “Company”) and the Trustee, as amended prior to the date hereof.

TO

MVC Capital, Inc.

a Delaware Corporation

Satisfaction and Discharge of Indenture

Dated as of January 2, 2018

Discharging the Indenture, dated as of February 26, 2013, as amended prior to the date hereof and as supplemented by the First Supplemental Indenture, dated as of February 26, 2013, among the Company and the Trustee.

SATISFACTION AND DISCHARGE OF INDENTURE

THIS DOCUMENT, dated as of January 2, 2018 (hereinafter referred to as the “Satisfaction of Indenture”), relates to the Indenture, dated as of February 26, 2013 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of February 26, 2013 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company and the Trustee. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Indenture.

WHEREAS, on November 21, 2017, all of the Company’s outstanding 7.25% Senior Notes due 2023 (the “Notes”) were called for redemption under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

WHEREAS, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for redemption of the Notes, solely for the benefit of the Holders, an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal and interest to December 21, 2017;

WHEREAS, the Company has irrevocably paid or caused to be irrevocably paid all other sums payable under the Indenture by the Company;

WHEREAS, the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture as to the Notes have been complied with;

WHEREAS, pursuant to Section 4.01 of the Indenture, the Company has requested the Trustee to cancel and discharge the Indenture as to the Notes and to execute and deliver to the Company this Satisfaction of Indenture;

NOW, THEREFORE, THIS SATISFACTION OF INDENTURE WITNESSETH:

The Trustee, pursuant to the provisions of Section 4.01 of the Indenture, hereby acknowledges that the Company’s obligations under the Indenture as to the Notes have been satisfied and hereby cancels the Indenture as to the Notes, and the Indenture is hereby discharged as to the Notes and hereby ceases to be of further effect as to all Notes outstanding except with respect to those obligations that the Indenture provides shall survive the satisfaction and discharge thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, U.S. BANK, NATIONAL ASSOCIATION has caused its corporate name to be hereunto affixed, and this instrument to be signed by one of its responsible officers, all as of the day and year first above written.

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

/s/ Karen Beard
Name: Karen Beard
Title: Vice President

[Signature Page to 7.25% Notes Satisfaction and Discharge]